Exhibit 10.2

Waste Connections, Inc.
Synergy Bonus Program

Background

•	The Compensation Committee has adopted this Synergy Bonus Program (the “Synergy Program”) to reward key employees of Waste Connections, Inc. and its subsidiaries (the “Company”) based on the attainment of expense reduction and cash flow savings goals following the combination of Waste Connections, Inc. (Delaware) (“WCN US”) and Progressive Waste Solutions Ltd. (“Progressive”). The bonus paid under the Synergy Program, if any, will be measured based on (i) the degree to which the Company reduces its SG&A and third party insurance premiums, and (ii) the amount of cash flow savings which results from the implementation of the combined company’s new corporate structure (collectively, the “Synergies”). Selected executives and key managers are expected to substantially impact the realization of Synergies.

•	The Synergy Program is established pursuant to the Waste Connections, Inc. 2016 Incentive Compensation Plan (the “2016 Plan”) and any amounts paid under the Synergy Program shall be Performance Awards under the 2016 Plan.

•	Payments made under the Synergy Program are intended to qualify as “performance-based compensation” for purposes of IRC Section 162(m).

•	Payments made under the Synergy Program are intended to provide incentive compensation for future performance of the participating executives and key managers.

Program Terms

•	The Synergy Program will be administered by the Compensation Committee of the Board of Directors.

•	Payments from the Synergy Program will be calculated based on a bonus pool (the “Bonus Pool”), which will be credited with 10% of the Synergy Amount (defined below). Payments from the Bonus Pool are subject to the following requirements:

o	No amount will be credited to the Bonus Pool unless the Synergy Amount is equal to, or exceeds, USD $85 million.

o	To the extent the Synergy Amount is equal to or greater than USD $85 million, then 10% of such amount shall be credited to the Bonus Pool.

o	The maximum amount which may be credited to the Bonus Pool shall be USD $12.5 million, which would occur if the Synergy Amount is equal to USD $125 million. If the Synergy Amount exceeds USD $125 million, no additional amount will be credited to the Bonus Pool.

•	The Compensation Committee, in its complete and sole discretion, may reduce the amount credited to the Bonus Pool, as permitted by IRC Section 162(m) and the terms of the 2016 Plan, but may not take any action to increase such amount.

Participation and Maximum Awards

•	Individual awards shall be calculated as a fixed percentage of the amount credited to the Bonus Pool, subject to the terms and conditions listed below.

•	Participants and their individual maximum awards will be recommended by management and approved by the Compensation Committee.

•	Each of the Named Executive Officers (NEOs), as well as certain other executive officers and key employees, will be assigned a target percentage of the Bonus Pool by the Compensation Committee. With respect to the NEOs, the Compensation Committee has designated the following target percentages, threshold (minimum) bonus payments and maximum bonus payment amounts.

Named Executive Officer	Target Percentage	Synergy Bonus Amount if Threshold (USD $85 million) is Achieved ($)	Synergy Bonus Amount if Target (USD $125 million) is Achieved ($)
Ronald J. Mittelstaedt	13.5%	$1,147,500	$1,687,500
Worthing F. Jackman	7.1%	603,500	887,500
Steven F. Bouck	13.0%	1,105,000	1,625,000
Darrell W. Chambliss	6.5%	552,500	812,500
Patrick J. Shea	5.2%	442,000	650,000

•	To the extent that a portion of the dollar amount credited to the Bonus Pool is not paid to an individual originally approved as a participant by the Compensation Committee, such amount shall be forfeited from the Bonus Pool. Notwithstanding the preceding, the Compensation Committee may, in its sole discretion, elect to pay some or all of such amount to one or more individuals, including employees not originally approved as participants by the Compensation Committee, as an additional bonus to recognize superior performance; provided, however, that no portion of such discretionary bonus payments may be made to an employee who is classified as a “Covered Employee” for purposes of IRC Section 162(m) or Treasury Regulation Section 1.162-27(c)(2).

Synergies Performance Measure Definitions

•	The “Performance Period” shall begin on June 1, 2016 and end on December 31, 2016.

•	The “Synergy Amount” shall be the dollar value of (i) the Expense Reduction Amount, plus (ii) the Cash Flow Savings Amount.

•	The “Expense Reduction Amount” shall be equal to the itemized reduction in annual SG&A expenses and third party insurance premiums due to the integration of WCN US and Progressive; provided, however, that any increases in budgeted level SG&A and third-party insurance premiums, calculated on an annualized basis, which result from the merger of Progressive and WCN US shall be determined as of December 31, 2016 and applied to reduce the Expense Reduction Amount.

•	The “Cash Flow Savings Amount” shall be equal to the increase in the Company’s forecasted annual free cash flow due to cash tax savings resulting from the combination of WCN US and Progressive. The Company shall identify and/or implement tax planning strategies during the Performance Period to enable the Company to attain these forecasted cash tax savings. The attainment of this performance factor will be measured based on an analysis from the Company’s outside tax advisors. At the end of the Performance Period, the Committee shall determine the increase to the Company’s forecasted annual free cash flow due to the identification and/or implementation of these changes.

Form and Timing of Cash Payment

•	Awards will be paid in cash, by the Company or by the subsidiary which employs the applicable participant.

•	Bonus payments under the Synergy Program will be made during the period between January 1, 2017 and March 31, 2017; provided, however, that no such payment will be made prior to the date the Compensation Committee certifies (i) the attainment of the performance goals listed above, (ii) the dollar amount to be credited to the Bonus Pool, and (iii) the amount to be paid to each participant in the Synergy Program.

Additional Terms and Conditions

•	The Compensation Committee reserves the right, in its sole discretion, to decrease any bonus payouts to any participant under the Synergy Program, regardless of the level of bonus targets that have been achieved (or bonus levels that have been estimated), including, without limitation, to reduce or provide for no bonus payout to a participant even though one or more targets under the Synergy Program have been achieved. If an eligible employee terminates employment with the Company prior to an applicable payment date, he/she shall irrevocably forfeit any rights to receive a payment under the Synergy Program.

•	The Compensation Committee may revise, amend or otherwise adjust the terms and conditions of the Synergy Program to the extent permitted under IRC Section 162(m), including, without limitation, participation, goals, award levels, timing and form of payments that it, in its sole discretion, deems necessary to meet unanticipated circumstances or significant changes in the structure of the Company. Such modifications will be made only after conferring with management. Notwithstanding the preceding, no adjustment will be made by the Compensation Committee if such action would (i) result in a loss of tax deductions under IRC Section 162(m), or (ii) result in imposition of any tax penalties under IRC Section 409A.